Exhibit 4.4

THIRD ARTICLES OF AMENDMENT

OF

SEASPAN CORPORATION

UNDER SECTION 90 OF THE MARSHALL ISLANDS

BUSINESS CORPORATIONS ACT

I, Mark W. Chu, the Secretary of SEASPAN CORPORATION (the “Corporation”), for the purpose of amending the Amended and Restated Articles of Incorporation, as amended, of the Corporation, hereby certify:

1.	The name of the Corporation is SEASPAN CORPORATION.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of May 3, 2005.

3.	The Amended Articles of Incorporation were filed with the Registrar of Corporations as of July 8 2005.

4.	The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations as of August 3, 2005.

5.	Statements of Designation relating to the Corporation’s Series A, B, C, D, E, F, G, H and R preferred shares were filed with the Registrar of Corporations as of January 29, 2009, May 27, 2010, January 27, 2011, December 12, 2012, February 11, 2014, May 17, 2016, June 15, 2016, August 10, 2016 and April 19, 2011, respectively.

6.	Articles of Amendment to the Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations as of January 28, 2014.

7.	A Second Articles of Amendment to the Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations as of April 29, 2015.

8.	The Amended and Restated Articles of Incorporation, as amended, are hereby amended by deleting Article III in its entirety and replacing it with the following:

ARTICLE III

AUTHORIZED SHARES

Section 3.1 Authorized Shares. The aggregate number of shares of stock that the Corporation shall have authority to issue is five-hundred seventy-five million one hundred (575,000,100), consisting of registered common shares and registered preferred shares.

(a)    Number of Common Shares. The Corporation is authorized to issue four-hundred and twenty-five million one hundred (425,000,100) common shares, consisting of four-hundred million (400,000,000) Class A common shares, each with a par value of one United States cent (US$0.01) (the “Class A Common Shares”), twenty-five million (25,000,000) Class B common shares, each with a par value of one United States cent (US$0.01) (the “Class B Common Shares”), and one-hundred (100) Class C common shares, each with a par value of one United States cent (US$0.01) (the “Class C Common Shares,” together with the Class A Common Shares and the Class B Common Shares, the “Common Shares”).

(b)    Number of Preferred Shares. The Corporation is authorized to issue one hundred fifty million (150,000,000) preferred shares, each with a par value of one United States cent (US$0.01) (the “Preferred Shares”).

In these Amended and Restated Articles of Incorporation, unless specifically stated otherwise herein, the term “shares” means the Common Shares and the Preferred Shares, and the term “shareholders” means holders of the Common Shares and the Preferred Shares.

9.	These Third Articles of Amendment have been duly authorized by the Board of Directors of the Corporation and by the requisite vote of the shareholders of the Corporation at the annual meeting of shareholders held on April 27, 2018.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed these Third Articles of Amendment on this 2nd day of May, 2018.

SEASPAN CORPORATION

By:	/s/ Mark W. Chu
Mark W. Chu
Secretary

[Signature Page to Third Articles of Amendment]